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                                EXHIBIT 23.1










The Board of Directors
AFLAC Incorporated


We consent to incorporation by reference in the registration statement on Form S-8 of AFLAC Incorporated of our report dated January 29, 1998, relating to the consolidated balance sheets of AFLAC Incorporated and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, shareholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K of AFLAC Incorporated, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.




                                          /s/ KPMG Peat Marwick LLP
                                          ------------------------------
                                          KPMG Peat Marwick LLP



Atlanta, Georgia
December 18, 1998